Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

K-V Pharmaceutical Company

Bridgeton, Missouri

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 33-44927, 333-00199, 333-48252 and 333-85516) on Form S-8 and the Registration Statements (Nos. 333-87402 and 333-106294) on Form S-3 of K-V Pharmaceutical Company (the Company) of our report dated June 10, 2011 (except for the 2011 and 2010 condensed consolidating financial information as presented in Note 26, which is as of July 8, 2011, and except for the effects of the restatement described in Note 1 which is as of December 8, 2011) relating to the consolidated financial statements and financial statement schedule and of our report dated June 10, 2011, except as to the effect of the restatement, which is dated December 8, 2011, related to the effectiveness of the Company’s internal control over financial reporting which appears in the Company’s Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended March 31, 2011.

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2011.

/s/ BDO USA, LLP

Chicago, Illinois

December 8, 2011